UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant	☐ Filed by a Party other than the Registrant

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
☐	Definitive Proxy Statement
Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

McKESSON CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

Edward A. Mueller	Lead Independent Director, Board of Directors

July 14, 2017

Dear Fellow Shareholders:

I am writing to seek your support at our upcoming annual meeting to be held on July 26, 2017, including support in favor of our advisory vote on executive compensation, and against the shareholder proposal seeking an independent chairman of the board. As the Lead Independent Director, I have unique insight on the issues we are voting on and would like to share some thoughts with you that may help you better understand the Board of Directors’ perspective and recommended positions.

Advisory Vote on Executive Compensation

Actual CEO Pay Reflects Direct Alignment with Performance. Aligning pay with performance is the cornerstone of our executive compensation program. Although McKesson continued to be a strong performer with $199.5 billion total revenue, $4.7 billion operating cash flow and 4% Adjusted EPS growth, fiscal 2017 was a disappointing year in terms of share price. This directly impacted the compensation received by our CEO, John Hammergren:

•	CEO pay continues to decline. Over the last year, total direct compensation decreased by 15%. Over the past five years, total direct compensation decreased by 27% even while total shareholder return (TSR) increased 75% during that same period.

•	Due to stock price performance, no payouts were provided in 2017 under our long-term equity incentive program, the Total Shareholder Return Unit. Similarly, stock option grants made in each of those years are all currently underwater.

•	Base salary has been flat for seven consecutive years and the CEO’s annual cash bonus opportunity has not changed for nine consecutive years.

The Individual Performance Modifier is a Small Component of Pay and Reflects Non-Financial Performance Achievements. For all of McKesson’s senior management, including John Hammergren, the individual performance modifier of executive compensation is a small component of overall compensation. The modifier is based on leadership across a range of long-term business strategies. For the CEO, these initiatives include cost alignment plans, a new sourcing partnership with Wal-Mart, creation of a new healthcare technology business with Blackstone, and expansion and innovation in the retail pharmacy and specialty segments. Our CEO’s performance modifier of $1.1 million acknowledged these significant achievements.

We are Committed to Helping to Combat the Opioid Epidemic. Managing the regulatory risks in our business is also one of the CEO’s major responsibilities. In 2015, we agreed with the Department of Justice (DOJ) to pay $150 million to settle allegations for actions that took place from 2008 to 2013 related to orders received for controlled substances. With the agreement of the Drug Enforcement Administration (DEA), this DOJ settlement was paid earlier this year.

The Company has long recognized that the abuse of opioids in this country is a national public health crisis and one that has been growing despite all government and industry efforts to contain it. McKesson does not manufacture, prescribe or dispense opioids but rather delivers drugs ordered by a DEA-licensed pharmacy. Because we are an important part of the drug supply chain, we are committed to engaging with all stakeholders to advance meaningful

McKesson Corporation

July 14, 2017

solutions. Combatting the epidemic will require close coordination by all parties involved in the flow of these medications, including doctors, pharmacists, distributors, manufacturers and regulators.

Under our CEO’s direction and leadership, McKesson has invested enormous amounts of time and millions of dollars to build a first class Controlled Substance Monitoring Program, including monitoring suspicious ordering patterns, blocking the shipment of controlled substances to pharmacies when certain thresholds are reached, reporting suspicious orders to the DEA and educating our customers on identifying opioid abuse.

In addition, although not a part of distributor’s regulatory obligations, during this past year the Company proactively developed a policy paper, Combatting the Opioid Abuse Epidemic, which includes recommendations that we are actively sharing with federal and state elected officials and other stakeholders across the healthcare supply chain. Our recommendations include program and policy changes that encourage industry participants to work together to use data analytics and technology to control the risks of overprescribing, provide real-time accessible information to pharmacists prior to dispensing opioids, identify patients most at risk and improve information sharing among different monitoring programs.

The recent attack efforts by the Teamsters to parade opioid settlement terms publicly disclosed years ago along with unproven allegations in pending court cases — efforts purportedly made as a McKesson shareholder — do little to address the root causes of this tragic epidemic. Nor can these attack efforts be disentangled from the labor contract dispute the Teamsters have been engaged in at one of the Company’s facilities.

Program Design Changes Reflect Discussions with Shareholders. We continue to engage with our shareholders and seek their views on governance and executive compensation. As a result of this engagement, our compensation committee decided after careful deliberation to shift to a long-term equity program that is not overly reliant on relative TSR as the primary metric for determining compensation. Instead, the revised program measures CEO performance using both an earnings per share goal as well as TSR. The committee intends to continually review the program to ensure that it is performing as intended.

Shareholder Proposal Seeking an Independent Chair

As the Company’s lead independent director, I can assure you that McKesson’s Board of Directors (Board) takes its independent oversight responsibilities seriously. The Board believes that it is important to maintain flexibility for determining the optimal Board leadership structure. At this time, we believe having a combined CEO and chairman is beneficial and appropriate. The Board has in the past selected an independent chair and may do so again in the future.

This structure does not stand alone, as my role as lead independent director is empowered with a robust set of responsibilities that ensure I work closely with the chairman of the Board. Some of my duties include participating in the development of, and ultimately having approval authority over, the Board and Committee meeting agendas to ensure the right topics are addressed and sufficient time is devoted to them.

I lead one of the most important duties of the Board, which is the regular evaluation of our CEO and our CEO succession planning process. The performance of our Board in fulfilling our duties is no less important, and as the lead director, I conduct our annual Board evaluation. I also speak directly to shareholders about their concerns and use that feedback to inform our governance processes.

McKesson Corporation

July 14, 2017

The Board reviews its leadership structure at least annually in light of the needs of the Company at that time, along with the qualifications and responsibilities of the individuals in the leadership positions. This review includes consideration of whether an independent chair structure should be implemented to best meet the needs of the Company at that time. We have formalized this as part of the Board evaluation process.

Additional Materials

Please find enclosed additional definitive proxy soliciting materials the Company filed with the SEC on July 10, 2017 (July 10th Presentation). For the reasons set forth in this letter, the July 10th Presentation, and the Company’s 2017 Proxy Statement dated June 16, 2017, the Board recommends that you vote in favor of Item 3 (Advisory Vote on Executive Compensation), against Item 5 (Shareholder Proposal on Independent Chairman), against Item 6 (Shareholder Proposal on Action by Written Consent of Shareholders), and on each other item as outlined on slide 7 of the July 10th Presentation.

Your vote is very important to us, no matter how many shares you hold. We appreciate your ownership and support. If you have already voted your shares, please accept our thanks.

Thank you for your continued support of McKesson Corporation.

Sincerely,

Edward A. Mueller

Lead Independent Director

REMEMBER:

You can vote your shares by telephone, or via the Internet.

Please follow the easy instructions on the enclosed proxy card.

If you have any questions, or need assistance in voting your shares, please call our proxy solicitor,

TOLL-FREE 1-866-297-1410